The Judge Group, Inc.
                       Computation of Earnings Per Share


                                                                     Year Ended December 31,
                                                         1994             1995              1996
                                                         ----             ----              ----
Primary:
--------
Weighted average common shares outstanding            8,587,739         8,587,739        8,587,739
                                                      =========         =========        =========
Net Income                                             $343,251          $485,640         $906,943
                                                       ========          ========         ========
Net income after adjustment for preferred dividends
  earned on JIS preferred stock                        $343,251          $485,640         $861,943
                                                       ========          ========         ========
Primary net income per common share                       $0.04             $0.06            $0.10
                                                          =====             =====            =====

Fully diluted:
--------------
Weighted average common shares outstanding (2)        8,850,739         9,113,739        9,113,739
                                                      =========         =========        =========
Net Income                                             $343,251          $485,640         $906,943
                                                       ========          ========         ========
Net income after adjustment for interest expense on
  convertible debentures and preferred dividends
  earned on JIS preferred stock                        $358,251          $515,640         $891,943
                                                       ========          ========         ========
Fully diluted net income per common share                 $0.04             $0.06            $0.10
                                                          =====             =====            =====


(1) All per share and share amounts reflect a 52.6 for 1.0 stock split which occurred on September 23, 1996.

(2) Fully diluted shares includes common stock equivalents and 526,000 common shares issuable upon conversion of the Company's 10% Convertible Senior Subordinated Notes.